Exhibit 4.3

AMENDMENT NO. 1

to

LOAN AND SECURITY AGREEMENT

              AMENDMENT NO. 1 (this “Amendment”), dated as of August 12, 2004, by and among FLEET CAPITAL CORPORATION (“Fleet”), a Rhode Island corporation with an office at 1633 Broadway, New York, New York 10019, individually as a lender and as agent (“Agent”) for itself and any other financial institution which is or becomes a party to the Loan Agreement (as defined below) (collectively, the “Lenders”), the Lenders and BAYOU STEEL CORPORATION, a Delaware corporation with its chief executive office and principal place of business at 138 Highway 3217, La Place, Louisiana 70069 (“Borrower”).

BACKGROUND

              Borrower, Lenders and Agent are parties to a Loan and Security Agreement dated as of February 18, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrower with certain financial accommodations.

              Borrower has requested that Agent and Lenders (i) increase the letter of credit sub-limit, (ii) increase the in-transit inventory sub-limit, and (iii) modify the definition of in-transit inventory as set forth below, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

              NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

              1. Definitions.

              All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

              2. Amendment.

              Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a) Section 1.2.1 of the Loan Agreement is amended by deleting the amount “$5,000,000” in the first sentence thereof and inserting in place thereof the amount “$10,000,000”.

(b) Section 6.2.1 of the Loan Agreement is amended by amending and restating clause (i) of the first sentence thereof as follows: “(i) sales, credits and collections reports as of the 15th day and the last day of each month within seven (7) Business Days after each such date (provided that, if Excess Availability is at any time less than $10,000,000, then such reports shall be delivered weekly within five (5) Business Days after the end of each week),”.

(c) Section 6.3 of the Loan Agreement is amended by amending and restating the last sentence thereof in its entirety as follows:

“Borrower shall conduct cycle counts of inventory no less frequently than, and of a comparable scope to, those that have been performed from the Closing Date through August 1, 2004, and shall upon Agent’s request from time to time provide to Agent a report based on each such cycle count, together with such supporting information as Agent shall reasonably request.”

(d) Section 8.1.4 of the Loan Agreement is amended and restated in its entirety as follows:

“8.1.4. Borrowing Base Certificates. Borrower shall deliver to Agent, in form and substance reasonably acceptable to Agent and within seven (7) Business Days after each certificate date, a Borrowing Base Certificate as of the 15th day and the last day of each month, with such supporting materials as Agent shall reasonably request, provided, however, that at any time that Excess Availability is less than $10,000,000, a Borrowing Base Certificate as of the last day of each week and the last day of each month shall be delivered to Agent within (x) five (5) Business Days after the end of each such week and (y) seven (7) Business Days after the end of each such month.”

(e) Section 8.2.18 of the Loan Agreement is amended by amending and restating the first sentence thereof in its entirety as follows:

“Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of (x) any real Property, or (y) any personal Property where the initial lease term is in excess of one year, if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other such leases under which Borrower or any of its Subsidiaries is then lessee would exceed $1,500,000.”

(f) The definition of Borrowing Base contained in Appendix A of the Loan Agreement is amended by deleting the amount “$200,000” contained in clause (ii)(b) thereof and inserting in place thereof the amount “$6,000,000”.

(g) The definition of Eligible Account contained in Appendix A of the Loan Agreement is amended by deleting the amount “$1,000,000” contained in clause (vii) thereof and inserting in place thereof the amount “$2,000,000”.

(h) The definition of Eligible Inventory contained in Appendix A of the Loan Agreement is amended by amending and restating clause (ix) thereof in its entirety as follows:

“(ix) it is in-transit, other than with respect to Eligible In-Transit Inventory; or”

(i) Appendix A of the Loan Agreement is amended by inserting a new definition of Eligible In-Transit Inventory in its appropriate alphabetical position as follows:

“Eligible In-Transit Inventory – such in-transit Inventory of Borrower that would otherwise constitute Eligible Inventory and which is (w) in-transit (within the United States) between facilities owned or operated by the Borrower, or (x) barges to be used for scrap metal, which have been purchased by the Borrower and title has passed to the Borrower and which are docked along the Mississippi River not on the Borrower’s property, provided that Eligible In-Transit Inventory under this clause (x) shall not exceed $400,000 at any time, or (y) pre-paid, provided that such pre-paid Inventory (1) has documentation satisfactory to the Agent which evidences that title has passed to Borrower, (2) is in-transit within the United States, and (3) is covered by casualty insurance as to which Borrower and Agent are named loss payees, or (z) in-transit to a United States port for delivery to Borrower and which satisfies the following additional criteria: (a) such Inventory has been paid for in full by Issuing Bank and reimbursed by Borrower under sight documentary Letters of Credit issued by Issuing Bank, (b) such Inventory is evidenced by a full set of clean, original, negotiable ocean bills of lading consigned to the order of Agent with all said original bills of lading required to be presented under each documentary Letter of Credit, or such other type of negotiable bill of lading acceptable to Agent in its sole discretion, (c) each such bill of lading with respect to such Inventory includes a clause stating that one original bill of lading must be surrendered in order to obtain goods at the United States port of disembarkation, and (d) an agreement with respect to such Inventory with each customs broker used by Borrower, in form and substance acceptable to Agent, is in full force and effect.”

              3. Conditions of Effectiveness.

              This Amendment shall become effective upon satisfaction of the following conditions precedent: Agent shall have received (i) four (4) copies of this Amendment executed by Borrower, and (ii) such other certificates, instruments, documents and agreements as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

              4. Representations and Warranties.

              Borrower hereby represents and warrants as follows:

(a) This Amendment constitutes, and the Loan Agreement continues to constitute, the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

(b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment (except where such representation or warranty, by its terms, is given as of a certain date).

(c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

              5. Effect on the Loan Agreement.

                           (a) Each reference in the (x) Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby and/or (y) and other Loan Document to the “Loan and Security Agreement” or otherwise to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

                           (b) The Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

                           (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

              6. Governing Law.

              This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

              7. Headings.

              Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

              8. Counterparts; Facsimile.

              This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the date first written above.

BAYOU STEEL CORPORATION By: /s/ Richard J. Gonzalez ————————————————— Richard J. Gonzalez, Vice President and Chief Financial Officer

FLEET CAPITAL CORPORATION, as Agent and as a Lender By: /s/ Allan R. Juleus ————————————————— Allan R. Juleus, Senior Vice President